Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES INCREASES COMMON STOCK
QUARTERLY DIVIDEND 18 PERCENT to $.065 PER SHARE

MONETT, Mo., February 5, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY) today announced that its Board of Directors has increased the quarterly cash dividend 18 percent to $.065 per share. The cash dividend on Jack Henry's common stock, par value $.01 per share, is payable on March 8, 2007 to stockholders of record as of February 20, 2007. At January 31, 2007, there were 89,837,764 shares of JKHY common stock outstanding.

According to Kevin D. Williams, CFO of Jack Henry & Associates, "One of our long-time corporate goals, which we established in 1990, has been to continue increasing dividends to our stockholders on an annual basis. It is our opinion that the market has not adequately rewarded our stockholders for our earnings performance. Therefore, the Jack Henry Board has voted to increase our cash dividend by 18 percent to $.065 per quarter. The timing of this announcement during our third fiscal quarter is consistent with our historic dividend announcements."

Jack Henry & Associates, Inc. is a leading provider of integrated technology solutions and data processing services for financial institutions. Jack Henry markets and supports its systems throughout the United States, and has approximately 8,700 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.